Ellis E. Cousens
Executive Vice President
Chief Financial & Operations Officer
John Wiley & Sons, Inc.
(201) 748-6534

            John Wiley & Sons, Inc. Reports Strong Fourth Quarter and
                       Record Results for Fiscal Year 2004
                       -----------------------------------

Hoboken, NJ, June 16, 2004 -- John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today record results for the fiscal year ended April 30, 2004. Earnings per diluted share and net income for fiscal year 2004 rose 12% to $1.36 and $86 million, respectively, excluding certain tax benefits and charges related to the Company's relocation to Hoboken, New Jersey in fiscal year 2003. Including the tax benefits and relocation charges, earnings per diluted share and net income for fiscal year 2004 were $1.41 and $89 million, respectively, compared to $1.38 and $87 million in the prior year.

For the full year, revenue advanced 8% over prior year to $923 million, or 5% excluding foreign currency effects. The year-on-year growth was driven primarily by the strong second half performances of Professional/Trade in the U.S. and Scientific, Technical, and Medical globally.

Cash flow after investing activities of $120 million increased significantly from prior year, reflecting the combined effect of a 25% increase in cash provided by operating activities and the expected decrease in capital expenditures.

The full-year increase in administrative expenses reflects the unfavorable impact of foreign exchange, increased employee benefit costs and investments in technology, which are enabling the Company to better serve its customers and to improve productivity.

"Wiley performed admirably in fiscal year 2004, achieving yet another year of record results. Our momentum accelerated during the second half of the year, in the States and abroad," said William J. Pesce, President and Chief Executive Officer. He continued, "It was a challenging year for all of the markets in which Wiley competes; however, we anticipated these conditions, managed our expenses and investments carefully, and gained market share."

He added, "Our ability to achieve strategic milestones and generate healthy financial results is reflected in Wiley's ten-year compound annual growth rates for revenue and EPS, excluding unusual items, of 12% and 22%, respectively. This decade-long record of success reflects the resiliency of our business, the strength of our highly regarded global brands and the professionalism and commitment of our colleagues, who embrace Wiley's performance-driven culture, which is built on a solid foundation of integrity and ethical behavior in all that we do."

Mr. Pesce concluded, "Based on fiscal year 2004 results, leading indicators and market conditions, we anticipate revenue and earnings growth in the mid-to-high single digits in fiscal year 2005."

For the fourth quarter, revenue increased 14% over the prior year to $232 million, including foreign currency effects, or 11% excluding those effects. In fiscal year 2004, fourth quarter earnings per diluted share of $0.16 and net income of $10 million advanced from the comparable prior year period by 20% and 21%, respectively. Robust organic growth by Professional/Trade in the U.S. and Scientific, Technical, and Medical globally drove these results. Higher Education's solid growth moderated somewhat in the fourth quarter.

Segment Highlights

Professional/Trade (P/T): Revenue of Wiley's U.S. P/T business increased 6% to $340 million in fiscal year 2004, principally due to organic growth in key publishing categories. Revenue rebounded solidly in the second half of the year, particularly in the business, architecture, culinary, education, and consumer programs. An improving retail book market contributed to the 16% revenue increase in the fourth quarter.

P/T's business program generated strong momentum throughout the second half of the year. Two finance titles performed particularly well, Hirsch & Hirsch/Stock Trader's Almanac and Mauldin/Bull's Eye Investing (which published during the fourth quarter and quickly made the Wall Street Journal business bestseller list). Also contributing to the top-line results were real estate titles, such as Allen/Multiple Streams of Income (which appeared on the Wall Street Journal business bestseller list); leadership titles, such as the third edition of Kouzes & Posner/Leadership Practices Inventory and Lencioni/Five Dysfunctions of a Team (which celebrated 20 months on the BusinessWeek hardcover business bestseller list); as well as Testosterone, Inc., an examination of CEO misbehavior by Martha, Inc. author Christopher Byron.

Wiley's consumer programs, including the CliffsNotes and For Dummies brands, had a solid year. Extension of the CliffsNotes brand to new CliffsStudySolver Guides helped generate additional sales. In March, Wiley announced a partnership with the independent entertainment company Razor & Tie to produce a series of instructional DVDs based on For Dummies books. The first DVD offering, Golf For Dummies, is slated for release before Father's Day. Record-breaking traffic on Dummies.com drove incremental sales and reinforced the brand. Successful general interest titles included Pescatore/The Hamptons Diet; Dershowitz/The Case for Israel, which reached The New York Times hardcover bestseller list; and Kinzer/All the Shah's Men, which was the history selection on The Economist "Best Books of 2003" list.

P/T's travel program showed renewed strength in the second half of the year as vacation and business travel rebounded. Frommer's, Wiley's market-leading travel brand, had an excellent year. Frommers.com had a record number of visitors this year, as evidenced by a greater than 40% increase in page views and user sessions. The site not only reinforced the brand's leadership position, but also generated incremental revenue from licensing, advertising and travel bookings.

The culinary program had a solid quarter and year, led by the Betty Crocker franchise. The Betty Crocker Bisquick II Cookbook, which published during the fourth quarter, sold well. Earlier in the year, Wiley launched a Betty Crocker microsite on FoodTV.com to increase the brand's presence and drive sales. Building on the successful Betty Crocker publishing partnership, Wiley signed another multi-year agreement with General Mills to publish new cookbooks under the well-known Pillsbury brand. Three Wiley cookbooks received awards at the International Association of Culinary Professionals meeting in April - Cooking at Home with the Culinary Institute of America; Wolfert/Slow Mediterranean Kitchen; and Friberg/Advanced Professional Pastry Chef.

The technology publishing program gained some momentum during the second half of the year despite challenging market conditions. Although sales were down slightly from last year, Wiley's program maintained the significant market share gained in the prior year. Sales of consumer technology books on topics such as digital photography, wireless home networking and security, and professional technology titles increased modestly for the year.

Scientific, Technical, and Medical (STM): Wiley's U.S. STM revenue increased 6% to $178 million in fiscal year 2004 from $168 million in the previous year. Fourth quarter revenue increased over prior year by 17% to $51 million. Society journals, digitized journal backfiles, online major reference works, Current Protocols and the book program contributed to the year-on-year growth. STM books finished the year strongly, posting a 14% increase in the fourth quarter and a 4% increase for fiscal year 2004.

Worldwide STM journal revenue increased 11% for the fiscal year. The Company's STM business continued its transformation to digital access through Wiley InterScience. Approximately 70% of STM's global journal subscription revenue is now generated by Wiley InterScience licenses. The number of journal articles viewed increased by approximately 39% in fiscal year 2004, continuing the rapid growth in customer usage since the service was launched commercially in fiscal year 1999.

Providing customers with a wide range of access options is an important part of the Company's strategy. Wiley InterScience extended its Pay Per View and Article Select options to include access to its extensive range of online reference works. Previously available only for online books and journal content, these services allow librarians, scientists and other researchers to gain access to individual articles and chapters from publications for which they do not hold subscriptions.

In fiscal year 2004, STM enjoyed healthy renewals of Enhanced Access Licenses for Wiley InterScience. A number of new licenses were signed during the fourth quarter, including: Indian Institute of Science, Bangalore; GE India Technology

Centre; Niedersachsen Consortium in Germany; Portuguese Academic Consortium, Fundacao para a Computacao Cientifica Nacional; Universidad de Valencia in Spain; Private University Libraries Consortium in Japan; Michigan Shared Access Program; and University of Virginia Consortium. During the year, 18 additional universities joined the Chinese Academic Libraries Information Service (CALIS) agreement, Wiley's first major license in China.

Wiley continued to invest in Wiley InterScience by adding more content and functionality to meet customers' information needs. Additional digitized journal backfiles were added to the service through the launch of the Angewandte Chemie Backfile Collection and the Biotechnology, Biochemistry and Biophysics Backfile Collection. The latter spans more than 50 years of content across 15 seminal journal titles. New online databases added during the year included Organic Syntheses Database, the Database of Polymer Properties and Organic Reactions.

Wiley continued to develop its society journal program by forming partnerships with prominent national, regional, and international societies. Earlier in the year, the Company entered an agreement with the Society of Plastics Engineers to provide all publishing services for its technical journals - Polymer Engineering & Science, Polymer Composites and Journal of Vinyl & Additive Technology. Also new in fiscal year 2004 was an alliance with the American Institute of Chemical Engineers to publish its three flagship journals - the AIChE Journal, Environmental Progress and Process Safety Progress.

The STM book program showed improvement throughout the year. Sales of online major reference works and OnlineBooks were robust. Early in the fourth quarter, Wiley signed an agreement to distribute Merck's professional manuals in the U.S., including The Merck Manual, The Merck Veterinary Manual, The Merck Manual of Geriatrics and The Merck Index. These titles are widely considered to be among the most trusted resources for medical and scientific information.

Higher Education: Wiley's U.S. Higher Education revenue increased 3% to $153 million in fiscal year 2004. Programs in the sciences and the social sciences did especially well. Sales of engineering and computer science titles continued to reflect sluggish market conditions. In the fourth quarter, which is seasonally the least significant for Higher Education, revenue declined from the same period in the previous year, principally due to sluggish market conditions.

Year-on-year growth was driven by top-selling titles such as Tortora/Principles of Anatomy and Physiology, 10th edition; Kieso/Intermediate Accounting, 11th edition; Kimmel, Weygandt, and Kieso/Financial Accounting, 3rd edition;
Solomons/Organic Chemistry, 8th edition; Huffman/Psychology in Action, 7th edition; Connally, Hughes-Hallett and Gleason/Functions Modeling Change, 2nd edition; and Cutnell and Johnson/Physics, 6th edition. During the fourth quarter, Wiley Higher Education introduced new editions of leading titles, including Halliday/ Fundamentals of Physics; 7th edition, Schermerhorn/Management, 8th edition; and Strahler/Physical Geography, 3rd edition.

The textbooks and related educational materials that Wiley develops continue to be widely regarded by professors and students as crucial to effective teaching and learning. Wiley remains committed to delivering the highest quality materials and services, while addressing concerns about price and value. For example, Wiley's Core Concepts texts are pared-down, economical, paperback books designed to be used in combination with online and customized components.

At the same time,  the  Company is  migrating  to online  delivery  in pace with customers' needs. Doing so offers opportunities for more customization and new pricing and business models. At a time when state budget cuts are increasing class sizes, innovative new products and services, most of which are technology-enabled, are helping teachers teach and students learn.

During the year, the Company launched eGrade Plus, which is the first product built on Wiley's Edugen technology platform. This platform enables Wiley to deliver integrated content that is organized around teaching and learning activities. Several pricing options are available to students. eGrade Plus is an innovative service which is being well received by our customers. Recently, Wiley entered into an agreement with Science Technologies to license its MolQuiz software for use with eGrade Plus offerings in organic chemistry, general chemistry, and biochemistry.

In fiscal year 2004, the Company announced an agreement with XanEdu, a division of ProQuest, to build Wiley Business Extra Select, an online custom courseware program. The program enables instructors to create customized business course materials by combining Wiley's textbooks and learning materials with content from the program's copyright-cleared journal articles, case studies, and periodical and newspaper articles, which number in the millions. This agreement was expanded during the fourth quarter to offer more options and greater flexibility to faculty in creating their customized coursepacks.

Soon after the close of the fiscal year, the Company announced the continuation of its agreement with the Financial Accounting Standards Board (FASB) to be the exclusive distributor of its publications in the academic marketplace. In addition, Wiley will publish FARS Online, a subscription-based service providing online access to FASB's searchable flagship database, Financial Accounting Research System.

Europe: Full-year revenue of Wiley Europe advanced 13% over the prior year to $238 million, including foreign exchange gains, or 5% excluding exchange effects. Fourth quarter revenue was up 19% to $69 million, including foreign currency gains, or 10% excluding currency. Several factors contributed to the revenue growth of Wiley Europe's journal program, including a full year's results of the British Journal of Surgery and Ultrasound in Obstetrics and Gynecology, excellent reprint sales, healthy subscription and license renewals, and growth in Article Select sales. In Germany, Wiley-VCH launched a number of new journals, including Engineering in Life Sciences, Laser Physics Letters, Laser Technik Journal and Applied Numerical Analysis and Computational Mathematics.

In May 2004, Wiley Europe acquired the market-leading publication, Microscopy & Analysis. With an estimated readership of 131,000 microscopists worldwide, this controlled-circulation publication, together with the Company's primary spectroscopy journals, Spectroscopy Europe magazine and the online sites spectroscopyNOW and separationsNOW, will provide a competitive advantage to Wiley in this market.

During the quarter, the Company renewed its license agreement with the National Electronic Library for Health, part of the National Health Service, to enable broad access to the Cochrane Systematic Review in the U.K. Renewal of this important agreement completed a successful first year of publication of Cochrane by Wiley.

The For Dummies list in the U.K. is off to a good start with the successful release of British History For Dummies and Rugby Union For Dummies. For Dummies titles developed in the U.S., especially consumer technology titles such as Windows XP For Dummies, Internet For Dummies and PC For Dummies, also sold well. Wiley Europe's professional journals program had an excellent year.

During the fourth quarter,  for the sixth time in nine years, the Association of
Academic,   Professional,  and  Specialist  Booksellers  voted  Wiley  "Academic
Publisher of the Year in the UK and Ireland."

Asia, Australia, and Canada: Wiley's combined revenue for its operations in Asia, Australia and Canada advanced 13% to $99 million in fiscal year 2004 or 1% excluding foreign exchange. Fourth quarter revenue increased 11% over the prior year or 1% excluding foreign exchange. Foreign exchange gains, P/T sales growth in India, Taiwan and Indonesia and higher sales of indigenous products in Australia were partially offset by lower sales in Canada due to a weak retail book market.

The indigenous Asian publishing program finished the year on a high note, bolstered by strong global sales of key frontlist titles and a robust backlist performance. Wiley formed an alliance with Citibank to develop personal finance books in Asia. In addition, Wiley Asia launched the For Dummies franchise in China, publishing 20 consumer and business titles.

Wiley Canada's Higher Education performance during the quarter and the full year improved, in part, due to the introduction of adaptations of U.S. Higher Education titles. Growth in Higher Education did not, however, compensate for P/T sales, which were depressed by the weak economy and unusually high industry-wide returns.

In Australia, indigenous P/T publishing performed well, while Higher Education and School sales were sluggish, reflecting market conditions. During the quarter, the Company signed publishing agreements with the Australian Stock Exchange and the Australian Institute of Management.

Special Items

In the third quarter of fiscal year 2004 the Company reported a net tax benefit of $3 million, or $0.05 per diluted share, due to favorable resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes.

During fiscal year 2003, the Company merged several of its European subsidiaries into a new entity, which enabled the Company to increase the tax-deductible asset basis of the merged subsidiaries to the fair value of the business at the date of merger. Under U.S. accounting principles, the tax benefit of $12 million, or $0.19 per share, attributable to the increase in tax basis was immediately included in income, although the cash benefit of this change will be recognized pro-rata over a 15-year period.

Wiley completed the relocation of the Company's headquarters to Hoboken, New Jersey in the first quarter of fiscal year 2003 and reported an unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $0.02 per share.

Excluding the above tax benefit and special charges associated with the relocation, earnings per diluted share were $1.36 for the fiscal year ended April 30, 2004 as compared with $1.22 for the prior year period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

Conference Call

Wiley will hold a conference  call on  Wednesday,  June 16, 2004,  at 11:30 a.m.
(EDT) to discuss its financial results for the fourth quarter and full year of fiscal year 2004. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time:

                                 (800) 289-0493

     International callers may participate by dialing:    (913) 981-5510

A replay of the call will be available from 1:30 p.m. (EDT) on Wednesday, June 16 through midnight (EDT) on Tuesday, June 22 by dialing (888) 203-1112 or (719) 457-0820 and entering Passcode 506547.

A      live      audio       Webcast      will      be       accessible       at
http://www.wiley.com/go/communications.   A  replay  of  the  Webcast   will  be
accessible for 14 days afterwards.

Founded in 1807, John Wiley & Sons, Inc., provides must-have content and services to customers worldwide. Its core businesses include scientific, technical, and medical journals, encyclopedias, books, and online products and services; professional and consumer books and subscription services; and educational materials for undergraduate and graduate students and lifelong learners. Wiley has publishing, marketing, and distribution centers in the United States, Canada, Europe, Asia, and Australia. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb. Wiley's Internet site can be accessed at http://www.wiley.com.

                                       ###

                             JOHN WILEY & SONS, INC.
                              SUMMARY OF OPERATIONS
                      FOR THE FOURTH QUARTER AND YEAR ENDED
                             APRIL 30, 2004 AND 2003
                    (in thousands, except per share amounts)

                                                        Fourth Quarter Ended                     Year Ended
                                                              April 30,                           April 30,
                                                 -------------------------------------   ----------------------------------
                                                     2004        2003         % Change     2004        2003       % Change
                                                 -----------    ----------    --------   --------     --------    ---------

Revenue                                          $   232,065     203,330         14%      922,962      853,971          8%

Costs and Expenses
     Cost of Sales                                    76,635      70,279          9%      308,905      288,925          7%
     Operating and Administrative Expenses           137,552     113,840         21%      474,902      432,700         10%
     Amortization of Intangibles                       2,394       2,361          1%        9,776        9,620          2%
     Unusual Item - Relocation Expenses (A)                -           -                        -        2,465
                                                   ----------   -----------             ----------    ----------
     Total Costs and Expenses                        216,581     186,480         16%      793,583      733,710          8%

Operating Income                                      15,484      16,850         -8%      129,379      120,261          8%
     Operating Margin                                   6.7%        8.3%                    14.0%        14.1%

Interest Expense and Other, Net                        1,177       2,468                    4,269        7,702
                                                   ----------   -----------             ----------    ----------
Income Before Taxes                                   14,307      14,382         -1%      125,110      112,559         11%

Provision for Income Taxes (B)                         4,259       6,088                   36,270       25,284
                                                   ----------   -----------             ----------    ----------
Net Income                                       $    10,048       8,294         21%       88,840       87,275          2%
                                                   ==========   ===========             ==========    ==========


Income Per Share
     Diluted                                     $      0.16        0.13         20%         1.41         1.38          2%
     Basic                                       $      0.16        0.13                     1.44         1.42

Reconciliation of Non-GAAP Pro Forma Financial Disclosure
---------------------------------------------------------
Net Income as Reported                           $    10,048       8,294                   88,840       87,275
Relocation Expense, Net of Tax (A)                         -           -                        -        1,479
Tax Benefit (B)                                            -           -                   (3,019)     (12,025)
                                                   ----------   -----------             ----------    ----------
     Pro Forma Net Income                        $    10,048       8,294         21%       85,821       76,729         12%
                                                   ==========   ===========             ==========    ==========
Income Per Share-Diluted as Reported             $      0.16        0.13                     1.41         1.38
Relocation Expense, Net of Tax (A)                         -           -                        -         0.02
Tax Benefit (B)                                            -           -                    (0.05)       (0.19)
     Pro Forma Income Per Share -Diluted         $      0.16        0.13         20%         1.36         1.22         12%
                                                   ==========   ===========             ==========    ==========

Average Shares
     Diluted                                          63,080      62,573                   63,226       63,086
     Basic                                            61,680      61,501                   61,771       61,504



(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.

(B) In the third quarter of fiscal year 2004 the Company recognized a net tax benefit of $3.0 million or $0.05 per diluted share related to the resolution of certain state and federal tax matters and an adjustment to accrued foreign taxes. The second quarter of fiscal year 2003 includes a tax benefit of $12.0 million equal to $0.19 per diluted share, relating to the step up in the tax basis of a European subsidiary's assets.


Note: Management believes the above non-GAAP financial measures, which exclude the relocation charge and the tax benefits, provide a meaningful comparison of the Company's year-over-year results. These measures improve investors' ability to understand the Company's performance and future expectations. As required by the SEC, the Company provides the above reconciliation.

                             JOHN WILEY & SONS, INC.
                                 SEGMENT RESULTS
                      FOR THE FOURTH QUARTER AND YEAR ENDED
                             APRIL 30, 2004 AND 2003
                    (in thousands, except per share amounts)

                                                    Fourth Quarter Ended                        Year Ended
                                                        April 30,                                April 30,
                                        -----------------------------------------  ----------------------------------------
                                               2004        2003          % Change     2004         2003          % Change
                                        -------------   -----------     ---------  -----------   -----------    -----------

Revenue
----------------------------------------
US Segment
     Professional/Trade                  $    92,970       80,315           16%      340,252      321,963            6%
     Scientific, Technical and Medical        51,215       43,655           17%      178,100      168,208            6%
     Higher Education                         20,597       23,125          -11%      152,861      148,220            3%
                                        -------------  ------------                ----------   -----------
Total US                                     164,782      147,095           12%      671,213      638,391            5%
European Segment                              68,970       57,719           19%      238,436      210,482           13%
Asia, Australia & Canada Segment              18,237       16,360           11%       98,986       87,314           13%
Intersegment Sales Eliminations              (19,924)     (17,844)          12%      (85,673)     (82,216)           4%
                                        -------------  ------------                ----------   -----------
Total Revenue                            $   232,065      203,330           14%      922,962      853,971            8%
                                        =============  ============                ==========   ===========

Direct Contribution to Profit
----------------------------------------
US Segment
     Professional/Trade                  $    27,003       21,350           26%       93,945       87,354            8%
     Scientific, Technical and Medical        25,458       20,032           27%       86,310       77,937           11%
     Higher Education                         (4,705)      (2,163)         118%       41,749       39,938            5%
                                        -------------  ------------                ----------   -----------
Total US                                      47,756       39,219           22%      222,004      205,229            8%
European Segment                              21,855       21,120            3%       74,585       69,191            8%
Asia, Australia & Canada Segment               2,175        1,553           40%       22,218       16,278           36%
                                        -------------  ------------                ----------   -----------
Total Direct Contribution to Profit           71,786       61,892           16%      318,807      290,698           10%


Shared Services and Administrative Costs
----------------------------------------
     Distribution                            (12,744)     (11,565)          10%      (47,174)     (45,680)           3%
     Information Technology & Development    (15,430)     (12,342)          25%      (51,918)     (42,427)          22%
     Finance                                  (9,180)      (7,009)          31%      (29,900)     (27,919)           7%
     Other Administration                    (18,948)     (14,126)          34%      (60,436)     (51,946)          16%
                                        -------------  ------------                ----------   -----------
Total Shared Services and Admin. Costs       (56,302)     (45,042)          25%     (189,428)    (167,972)          13%

Unusual Item - Relocation Expenses (A)             -            -                          -       (2,465)
                                        -------------  ------------                ----------   -----------
Operating Income                         $    15,484       16,850           -8%      129,379      120,261            8%
                                        =============  ============                ==========   ===========

(A) The Company completed the relocation of its headquarters to Hoboken, N.J. in the first quarter of fiscal year 2003. An unusual charge for costs associated with the relocation of approximately $1.5 million after tax, or $.02 per share, was reported.

                   JOHN WILEY & SONS, INC.
            CONDENSED STATEMENTS OF FINANCIAL POSITION
                        (in thousands)

                                                                               April 30,
                                                                   -----------------------------
                                                                         2004            2003
                                                                   -------------    ------------
Current Assets
      Cash & cash equivalents                                    $      82,027          33,241
      Accounts receivable                                              127,224         107,242
      Inventories                                                       83,789          83,337
      Deferred income tax benefit                                       18,113          27,314
      Other current assets                                              12,853          21,181
                                                                    ------------    ------------
      Total Current Assets                                             324,006         272,315
Product Development Assets                                              60,755          60,842
Property and Equipment                                                 117,305         114,870
Goodwill                                                               194,893         192,186
Intangible Assets                                                      276,440         280,872
Deferred Income Taxes                                                   18,976          30,597
Other Assets                                                            22,207          20,558
                                                                   -------------    ------------
      Total Assets                                                   1,014,582         972,240
                                                                   =============    ============
Current Liabilities
      Notes Payable & Current portion of long-term debt                      -          35,000
      Accounts and royalties payable                                    68,338          71,296
      Deferred subscription revenues                                   127,224         118,577
      Accrued income taxes                                              19,338          30,632
      Deferred income taxes                                              5,721               -
      Accrued pension liability                                          4,559           8,074
      Other accrued liabilities                                         81,185          69,550
                                                                   -------------    ------------
      Total Current Liabilities                                        306,365         333,129
Long-Term Debt                                                         200,000         200,000
Accrued Pension Liability                                               48,505          54,907
Other Long-Term Liabilities                                             31,757          28,192
Deferred Income Taxes                                                   12,891          12,008
Shareholders' Equity                                                   415,064         344,004
                                                                   -------------    ------------
      Total Liabilities & Shareholders' Equity                   $   1,014,582         972,240
                                                                   =============    ============

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                               April 30,
                                                                   -----------------------------
                                                                         2004            2003
                                                                   -------------    ------------
Operating Activities
      Net income                                                 $      88,840          87,275
      Amortization of intangibles                                        9,776           9,620
      Amortization of composition costs                                 31,852          29,923
      Depreciation of property and equipment                            29,739          23,420
      Net pension expense (contribution)                                (8,603)          5,178
      Non-cash tax credit                                                    -         (12,025)
      Deferred income taxes                                             26,685          23,249
      Other items                                                       32,530          35,771
      Change in deferred subscription revenue                            7,365          (4,706)
      Net change in operating assets and liabilities                    (5,972)        (28,577)
                                                                   -------------    ------------
      Cash Provided By Operating Activities                            212,212         169,128

Investing Activities
      Additions to product development assets                          (59,426)        (51,835)
      Additions to property and equipment                              (29,222)        (63,221)
      Acquisition of publishing assets, net of cash acquired            (3,070)        (10,500)
                                                                   -------------    ------------
      Cash Used for Investing Activities                               (91,718)       (125,556)

Financing Activities
      Repayment of long-term debt                                      (35,000)        (30,000)
      Purchase of treasury shares                                      (26,126)        (12,344)
      Cash dividends                                                   (16,270)        (11,661)
      Proceeds from exercise of stock options                            4,958           1,500
                                                                   -------------    ------------
      Cash Used for Financing Activities                               (72,438)        (52,505)

Effects of Exchange Rate Changes on Cash                                   730           2,469
                                                                   -------------    ------------
Increase (Decrease) in Cash and Cash Equivalents for Period      $      48,786          (6,464)
                                                                   =============    ============

Note: Subscriber receivables for April 30, 2004 and April 30, 2003 of $14.1 million and $12.8 million, respectively, are netted against Deferred Subscription Revenue in the Statement of Changes in Financial Position above. Prior period amounts have been reclassified to conform to the current period presentation.